EXHIBIT 21.1

SUBSIDIARIES OF QUANEX BUILDING PRODUCTS CORPORATION	LOCATION OF INCORPORATION
Quanex Homeshield, LLC	Delaware
Mikron Industries, Inc.	Washington
Mikron Washington, LLC	Washington
Quanex IG Systems, Inc.	Ohio
Edgetech Europe GmbH	Germany
Quanex Screens LLC	Delaware
Edgetech (UK) LTD.	United Kingdom and Wales
Flamstead Holdings Limited	United Kingdom and Wales
HL Plastics Ltd.	United Kingdom and Wales
Woodcraft Industries, Inc.	Minnesota
Brentwood Acquisition Corp.	Minnesota
Primewood, Inc.	North Dakota